EXHIBIT 99

NEWS RELEASE

For Investor Relations Inquiries:

Raphael Gross of ICR

203.682.8253

Dave & Buster’s Entertainment, Inc. Announces Fourth Quarter

and Full Year 2015 Financial Results

Adjusted EBITDA Increases 28.9% for Fourth Quarter

and 30.5% for Full Year, Exceeding Previous Guidance

DALLAS, TX — (Globe Newswire) — March 29, 2016 — Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), (“Dave & Buster’s” or “the “Company”), an owner and operator of dining and entertainment venues, today announced financial results for its fourth quarter and full year 2015, which ended on January 31, 2016. The Company also issued guidance for the full year 2016.

Key highlights from the fourth quarter 2015 compared to the fourth quarter 2014 include:

▪	Total revenues increased 13.1% to $234.2 million from $207.1 million.
▪	Comparable store sales increased 6.0% vs. a 10.5% increase in last year’s fourth quarter.
▪	Opened four stores compared to three new stores in the fourth quarter 2014.
▪	Adjusted EBITDA*, a non-GAAP measure, increased 28.9% to $66.4 million from $51.5 million. As a percentage of total revenues, Adjusted EBITDA increased approximately 340 basis points to 28.3%.
▪	Net income increased 56.5% to $23.0 million, or $0.53 per diluted share, compared to net income of $14.7 million, or $0.34 per diluted share, in the fourth quarter 2014.
▪	Pro forma net income**, a non-GAAP measure, increased 61.4% to $22.8 million, or $0.53 per diluted share, compared to pro forma net income of $14.1 million, or $0.34 per diluted share, in the same period last year.

Key highlights from the full year 2015 compared to the full year 2014 include:

▪	Total revenues increased 16.1% to $867.0 million from $746.8 million.
▪	Comparable store sales increased 8.9%.
▪	Opened ten stores, including one relocation, compared to eight stores in fiscal 2014.
▪	Adjusted EBITDA*, a non-GAAP measure, increased 30.5% to $215.4 million from $165.1 million. As a percentage of total revenues, Adjusted EBITDA increased approximately 270 basis points to 24.8%.
▪	Net income increased 680.8% to $59.6 million, or $1.39 per diluted share, compared to net income of $7.6 million, or $0.21 per diluted share, for the full year 2014.
▪	Pro forma net income**, a non-GAAP measure, increased 98.2% to $65.0 million, or $1.52 per diluted share, compared to $32.8 million, or $0.78 per diluted share, for the full year 2014.

* A reconciliation of Adjusted EBITDA to Net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

** A reconciliation of Pro forma net income to Net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

"Dave & Buster’s capped off an incredible year of record results with a fourth quarter performance that exceeded our expectations. Quarterly comparable store sales rose 6.0%, inclusive of an estimated negative 110 basis point impact related to Winter Storm Jonas and despite lapping a 10.5% gain from the prior year. Our brand has now surpassed the competitive benchmark in each of the last 15 quarters while on a two-year stacked basis delivered comparable trends of 16.5%. We also set a fourth quarter record for Adjusted EBITDA and Margins through operating leverage and cost control discipline. This was made possible by capitalizing on the ongoing sales shift to our higher-margin amusement category while benefitting from industry-leading growth in our food and beverage categories,” said Steve King, Chief Executive Officer.

“Looking ahead, our key areas of focus are new store development, comparable store sales growth, and further margin improvement. Last year we drove higher guest satisfaction scores in overall hospitality and within each area of enjoyment — food and beverages, amusement, and sports viewing. We intend to build upon those achievements in 2016 through our commitment to innovation that keeps our brand fresh, entertaining and differentiated,” King continued.

“We are projecting nine to ten store openings in 2016, including three scheduled to open in the first quarter in Rochester, New York; El Paso, Texas; and Capitol Heights, Maryland. By-year end, we will operate approximately 90 stores compared to a potential of at least 200 stores in North America. Our ‘one of a kind’ dining, entertainment, and sports viewing venue has demonstrated incredible domestic appeal and is far from saturated but we have added another layer of growth to our business model through international licensing development. We look forward to the first store opening in the Middle East slated for 2017,” King concluded.

Review of Fourth Quarter 2015 Operating Results

Total revenues increased 13.1% to $234.2 million from $207.1 million in the fourth quarter 2014. Across all stores, Food and Beverage revenues increased 9.9% to $113.2 million and Amusements and Other revenues increased 16.3% to $121.0 million. Food and Beverage represented 48.3% of total revenues while Amusements and Other represented 51.7% of total revenues in the fourth quarter 2015. In last year’s fourth quarter, Food and Beverage represented 49.8% of total revenues while Amusements and Other represented 50.2% of total revenues.

Comparable store sales increased 6.0% in the fourth quarter 2015 compared to a 10.5% increase in the same period last year. Our comparable store sales growth was driven by a 6.9% increase in walk-in sales and a 1.8% increase in special events sales. Non-comparable store revenues increased by $17.6 million or 46.3% in the fourth quarter 2015 to $55.5 million.

Store-level EBITDA* increased 25.7% to $76.9 million in the fourth quarter 2015 from $61.2 million in last year’s fourth quarter. As a percentage of total revenues, Store-level EBITDA increased approximately 320 basis points to 32.8%.

Adjusted EBITDA* increased 28.9% to $66.4 million in the fourth quarter 2015 from $51.5 million in the same period last year. As a percentage of total revenues, Adjusted EBITDA increased approximately 340 basis points to 28.3%.

Operating income increased to $38.1 million in the fourth quarter 2015 from $28.0 million in last year’s fourth quarter. As a percentage of total revenues, operating income increased approximately 280 basis points to 16.3%.

Net income increased to $23.0 million, or $0.53 per diluted share (43.1 million diluted share base), in the fourth quarter 2015 compared to net income of $14.7 million, or $0.34 per diluted share (43.3 million diluted share base), in the same period last year. Pro forma net income, a non-GAAP measure, was $22.8 million, or $0.53 per diluted share, compared to pro forma net income of $14.1 million, or $0.34 per diluted share in the same period last year.

Development

We opened four new stores during the fourth quarter 2015 in Friendswood (Houston), Texas; Glendale (Phoenix), Arizona; Springfield (Greater Washington DC), Virginia and San Antonio, Texas. That brought our total openings for the fiscal year to ten stores, including our Buffalo, New York relocation.  All but one of our new store openings were in the large store format.

Total capital additions (net of tenant improvement allowances) for 2015 were $138 million and consisted of development costs for store openings, including pre-spend for the 2016 store class, several remodeling and related projects, new games and maintenance capital.

In 2016, we intend to open a total of nine to ten new stores spanning the small and large store formats and currently have five stores under construction. Total capital additions (net of tenant improvement allowances and other landlord payments) are expected in the $120 million to $130 million range and include development costs for store openings, six remodeling and related projects, new games and maintenance capital.

Financial Outlook

We are providing the following financial outlook for fiscal 2016, which ends on January 29, 2017.

▪	Total revenues of $967 million to $987 million.
▪	Comparable store sales increase of 2% to 4%.
▪	Adjusted EBITDA* of $243 million to $251 million.
▪	Effective tax rate of approximately 36.5% to 37.5%.
▪	Net income of $74 million to $80 million.
▪	Diluted share count of 43.3 million to 43.5 million.

Conference Call Today

Management will hold a conference call today to discuss these results at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (888) 378-0320 or for international callers by dialing (719) 325-2144. A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 9642080.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 82 venues in North America that combine dining and entertainment and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of "Fun American New Gourmet" entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 30 states and Canada and signed a seven-store master development agreement for the Middle East.

Forward Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Store-level EBITDA, Pro forma net income (loss), and Pro forma net income (loss) per share (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The Company also believes that these measures provide useful information to investors regarding our operating performance and our capacity to incur and service debt and fund capital expenditures and are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is consistent with that reported to our lenders to allow for leverage-based assessments. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	January 31, 2016	February 1, 2015
ASSETS

Current assets:

Cash and cash equivalents	$25,495	$70,876
Other current assets	84,585	72,033

Total current assets	110,080	142,909

Property and equipment, net	523,891	436,048

Intangible and other assets, net	370,564	371,361

Total assets	$1,004,535	$950,318

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$156,647	$125,769

Other long-term liabilities	170,800	136,832

Long-term debt, less current liabilities, net unamortized discount	330,750	429,020

Stockholders' equity	346,338	258,697

Total liabilities and stockholders' equity	$1,004,535	$950,318

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	January 31, 2016		February 1, 2015

Food and beverage revenues	$113,237	48.3%	$103,048	49.8%
Amusement and other revenues	120,978	51.7%	104,021	50.2%
Total revenues	234,215	100.0%	207,069	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	28,522	25.2%	26,183	25.4%
Cost of amusement and other (as a percentage of amusement and other revenues)	14,371	11.9%	15,018	14.4%
Total cost of products	42,893	18.3%	41,201	19.9%
Operating payroll and benefits	53,008	22.6%	49,352	23.8%
Other store operating expenses	61,417	26.3%	55,323	26.7%
General and administrative expenses	14,615	6.2%	13,112	6.3%
Depreciation and amortization expense	20,413	8.7%	18,547	9.0%
Pre-opening costs	3,807	1.6%	1,559	0.8%
Total operating costs	196,153	83.7%	179,094	86.5%

Operating income	38,062	16.3%	27,975	13.5%

Interest expense, net	2,407	1.1%	4,963	2.4%
Loss on debt retirement	-	0.0%	-	0.0%

Income before provision for income taxes	35,655	15.2%	23,012	11.1%
Provision for income taxes	12,705	5.4%	8,352	4.0%
Net income	$22,950	9.8%	$14,660	7.1%

Net income per share:
Basic	$0.55		$0.37
Diluted	$0.53		$0.34
Weighted average shares used in per share calculations:
Basic shares	41,548,060		39,969,230
Diluted shares	43,097,656		43,341,818

Other information:
Company-owned and operated stores open at end of period	81		73

Note: Our Farmingdale, New York location (which permanently closed on February 8, 2015) is included in our store count for fiscal 2014.

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	January 31, 2016		February 1, 2015

Net income	$22,950	9.8%	$14,660	7.1%
Add back: Interest expense, net	2,407		4,963
Loss on debt retirement	-		-
Provision for income taxes	12,705		8,352
Depreciation and amortization	20,413		18,547
EBITDA	58,475	25.0%	46,522	22.5%
Add back: Loss on asset disposal	246		504
Currency transaction loss	6		128
Reimbursement of affiliate and other expenses	-		32
Transaction and other costs	(157)		673
Share-based compensation	1,519		348
Pre-opening costs	3,807		1,559
Change in deferred amusement revenue and ticket liability	2,456		1,719
Adjusted EBITDA	$66,352	28.3%	$51,485	24.9%

EBITDA	$58,475	25.0%	$46,522	22.5%
Add back: General and administrative expenses	14,615		13,112
Pre-opening costs	3,807		1,559
Store-level EBITDA	$76,897	32.8%	$61,193	29.6%

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	52 Weeks Ended		52 Weeks Ended
	January 31, 2016		February 1, 2015

Food and beverage revenues	$405,841	46.8%	$359,125	48.1%
Amusement and other revenues	461,141	53.2%	387,626	51.9%
Total revenues	866,982	100.0%	746,751	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	104,757	25.8%	92,122	25.7%
Cost of amusement and other (as a percentage of amusement and other revenues)	58,053	12.6%	54,353	14.0%
Total cost of products	162,810	18.8%	146,475	19.6%
Operating payroll and benefits	200,129	23.1%	175,709	23.5%
Other store operating expenses	250,186	28.8%	225,763	30.2%
General and administrative expenses	53,600	6.2%	44,574	6.0%
Depreciation and amortization expense	78,660	9.1%	70,868	9.5%
Pre-opening costs	11,561	1.3%	9,501	1.3%
Total operating costs	756,946	87.3%	672,890	90.1%

Operating income	110,036	12.7%	73,861	9.9%

Interest expense, net	11,464	1.3%	34,789	4.7%
Loss on debt retirement	6,822	0.8%	27,578	3.7%

Income before provision for income taxes	91,750	10.6%	11,494	1.5%
Provision for income taxes	32,131	3.7%	3,858	0.5%
Net income	$59,619	6.9%	$7,636	1.0%

Net income per share:
Basic	$1.46		$0.22
Diluted	$1.39		$0.21
Weighted average shares used in per share calculations:
Basic shares	40,968,455		35,314,884
Diluted shares	42,783,905		37,126,048
Note: Historical share data has been adjusted to give effect to the 224.9835679 to 1 stock split of our common stock that was effective on October 9, 2014.

Other information:
Company-owned and operated stores open at end of period	81		73

Note: Our Farmingdale, New York location (which permanently closed on February 8, 2015) is included in our store count for fiscal 2014.

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	52 Weeks Ended		52 Weeks Ended
	January 31, 2016		February 1, 2015

Net income	$59,619	6.9%	$7,636	1.0%
Add back: Interest expense, net	11,464		34,789
Loss on debt retirement	6,822		27,578
Provision for income taxes	32,131		3,858
Depreciation and amortization	78,660		70,868
EBITDA	188,696	21.8%	144,729	19.4%
Add back: Loss on asset disposal	1,411		1,771
Currency transaction loss	12		124
Reimbursement of affiliate and other expenses	40		504
Transaction and other costs	2,016		2,189
Share-based compensation	4,109		2,212
Pre-opening costs	11,561		9,501

Change in deferred amusement revenue and ticket liability	7,587		4,097
Adjusted EBITDA	$215,432	24.8%	$165,127	22.1%

EBITDA	$188,696	21.8%	$144,729	19.4%
Add back: General and administrative expenses	53,600		44,574
Pre-opening costs	11,561		9,501
Store-level EBITDA	$253,857	29.3%	$198,804	26.6%

DAVE & BUSTER'S ENTERTAINMENT, INC.

Reconciliation of Net Income to Pro Forma Net Income (Unaudited)

(in thousands, except share and per share amounts)

	13 Weeks Ended
	January 31, 2016	February 1, 2015
Net income (loss), as reported	$22,950	$14,660

Interest expense, net (a)	-	4,963
Loss on debt retirement (a)	-	-
Pro forma interest expense based on reduced debt balance (b)	-	(4,963)
Share-based compensation (c)	-	348
Pro forma share-based compensation (d)	-	(1,045)
Transaction costs (e)	(182)	644
Incremental public company costs (f)	-	(175)
Provision (benefit) for income taxes (g)	12,705	8,352
Pre-tax pro forma income (loss)	35,473	22,784
Pro forma provision (benefit) for income taxes (g)	12,673	8,658
Pro forma net income (loss)	$22,800	$14,126

Pro forma net income (loss) per share :
Pro forma basic	$0.55	$0.35
Pro forma diluted	$0.53	$0.34

Weighted average shares used in per share calculations:
Basic shares (h)	41,548,060	39,969,130
Diluted shares (i)	43,097,656	42,111,062

(a) Reflects the adjustment to eliminate the 2014 historical net interest expense and loss on debt retirement for all periods presented.

(b) Represents 2014 interest expense on our post-IPO debt balance of $430,000 as if the balance were outstanding at February 2, 2014. This interest expense assumes a change in interest rate from 4.5% to 4.25% due to the reduction of our total leverage ratio on a post-IPO basis.

(c) Reflects the elimination of 2014 pre-IPO share-based compensation expense.

(d) Represents an estimate of the 2014 share-based compensation expense incurred based on post- IPO grant structure. Expense is primarily related to grants under the 2014 Stock Incentive Plan which was approved by our Board of Directors in October 2014.

(e) Reflects the elimination of certain legal, printing, accounting, consulting and other costs incurred investigating potential capital market transactions in 2014, and expenses recognized in the third quarter of 2015 related to a follow-on offering of our common stock.

(f) Represents an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.

(g) The provision for taxes is added back to arrive at Pre-tax pro forma income; then an estimated tax rate of 38% in 2014 and our current effective tax rate in 2015 is applied to arrive at Pro forma net income.

(h) Basic shares for periods prior to our October 2014 IPO are determined by adjusting the historic common shares outstanding in each period to give effect to the 224.9835679 for 1 stock split which occurred immediately prior to the IPO and reflecting the 6,764,705 shares issued in connection with our IPO as if they were outstanding at the beginning of the period.

(i) Diluted shares reflect the Basic shares as calculated above and the common stock equivalents in each period presented. Common stock equivalents for periods prior to our IPO give effect to the stock split described in note (h).

DAVE & BUSTER'S ENTERTAINMENT, INC.

Reconciliation of Net Income to Pro Forma Net Income (Unaudited)

(in thousands, except share and per share amounts)

	52 Weeks Ended
	January 31, 2016	February 1, 2015
Net income (loss), as reported	$59,619	$7,636

Interest expense, net (a)	-	34,789
Loss on debt retirement (a)	6,822	27,578
Pro forma interest expense based on reduced debt balance (b)	-	(19,889)
Share-based compensation (c)	-	2,212
Pro forma share-based compensation (d)	-	(3,810)
Transaction costs (e)	1,469	1,756
Incremental public company costs (f)	-	(1,225)
Provision (benefit) for income taxes (g)	32,131	3,858
Pre-tax pro forma income	100,041	52,905
Pro forma provision for income taxes (g)	35,036	20,104
Pro forma net income	$65,005	$32,801

Pro forma net income per share :
Pro forma basic	$1.59	$0.82
Pro forma diluted	$1.52	$0.78

Weighted average shares used in per share calculations:
Basic shares (h)	40,968,455	39,969,228
Diluted shares (i)	42,783,905	41,835,392

(a) Reflects the adjustment to eliminate the 2014 historical net interest expense and loss on debt retirement for all periods presented.

(b) Represents 2014 interest expense on our post-IPO debt balance of $430,000 as if the balance were outstanding at February 2, 2014. This interest expense assumes a change in interest rate from 4.5% to 4.25% due to the reduction of our total leverage ratio on a post-IPO basis.

(c) Reflects the elimination of 2014 pre-IPO share-based compensation expense.

(d) Represents an estimate of the 2014 share-based compensation expense incurred based on post- IPO grant structure. Expense is primarily related to grants under the 2014 Stock Incentive Plan which was approved by our Board of Directors in October 2014.

(e) Reflects the elimination of certain legal, printing, accounting, consulting and other costs incurred investigating potential capital market transactions in 2014, and expenses recognized in 2015 related to follow-on offerings of our common stock.

(f) Represents an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.

(g) The provision for taxes is added back to arrive at Pre-tax pro forma income; then an estimated tax rate of 38% in 2014 and our current effective tax rate in 2015 is applied to arrive at Pro forma net income.

(h) Basic shares for periods prior to our October 2014 IPO are determined by adjusting the historic common shares outstanding in each period to give effect to the 224.9835679 for 1 stock split which occurred immediately prior to the IPO and reflecting the 6,764,705 shares issued in connection with our IPO as if they were outstanding at the beginning of the period.

(i) Diluted shares reflect the Basic shares as calculated above and the common stock equivalents in each period presented. Common stock equivalents for periods prior to our IPO give effect to the stock split described in note (h).